June 25, 1996



Keystone Investments, Inc.
200 Berkeley Street
Boston, MA 02116-5034

    Re: Registration of Keystone Investments, Inc. (the "Company") Common Stock under the Company's Officers' Stock Purchase Program

Gentlemen:

        This opinion is delivered to you in connection with the Registration Statement on Form S-8, which the Company intends to file on or around June 25, 1996 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), for registration under the Act of 500,000 shares of the Company's Common Stock, $0.01 par value (the "Shares").

        I am familiar with the Company's Restated Certificate of Incorporation, By-Laws, as amended, and corporate minute books as well as the Registration Statement. I have also examined such other documents, records, and certificates and have made such further investigation as I have deemed necessary for the purpose of this opinion.

        Based upon and subject to the foregoing, I am of the opinion that the Shares of the Company's Common Stock to be sold by the Company pursuant to the Company's Officers' Stock Purchase Program, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid, and non-assessable by the Company.

        I understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to any reference to my name in the Registration Statement or the related Prospectus to be distributed in accordance with Rule 428 under the Act.

                                                   Sincerely yours,


                                                   /s/Rosemary D. Van Antwerp
                                                   Senior Vice President and
                                                   General Counsel